SCHEDULE 14A

                     SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934


Filed by the Registrant [X]
Filed by a Party other than the Registrant [ ]

Check the appropriate box:
[ ]  Preliminary Proxy Statement
[ ] Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
[X]  Definitive Proxy Statement
[ ]  Definitive Additional Materials
[ ]  Soliciting Material Pursuant to Section 240.14a-11(c) or
     Section 240.14a-12

                  Broad National Bancorporation
         (Name of Registrant as Specified In Its Charter)

_________________________________________________________________
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):
[X] No fee required.
[ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

     1)   Title of each class of securities to which transaction
          applies:
_________________________________________________________________

     2)   Aggregate number of securities to which transaction
          applies:
_________________________________________________________________

     3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
_________________________________________________________________

     4)   Proposed maximum aggregate value of transaction:
_________________________________________________________________

     5)   Total fee paid:
_________________________________________________________________

[ ]  Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     1)   Amount Previously Paid:
     ____________________________________________________________

     2)   Form, Schedule or Registration Statement No.:
     ____________________________________________________________

     3)   Filing Party:
     ____________________________________________________________

     4)   Date Filed:
     ____________________________________________________________

                  BROAD NATIONAL BANCORPORATION









                                                   March 25, 1998

Dear Shareholder:

     You are cordially invited to attend the Annual Meeting of Shareholders of Broad National Bancorporation, to be held at the principal executive offices of the Company, located at 905 Broad Street, Newark, New Jersey, on Thursday, April 16, 1998, commencing at 9:00 a.m., local time. The business to be conducted at the meeting is described in the attached Notice of Annual Meeting and Proxy Statement. In addition, there will be an opportunity to meet with members of senior management and review the business and operations of the Company and its subsidiary, Broad National Bank.

     Your Board of Directors joins with me in urging you to attend the meeting. Whether or not you plan to attend the meeting, however, please sign, date and return the enclosed proxy card promptly. A prepaid return envelope is provided for this purpose. You may revoke your proxy at any time before it is exercised; and if you file written notice of revocation with the Secretary of the Company before the proxy is exercised, it will not be used if you attend the meeting and prefer to vote in person.


                                        Sincerely yours,

                                        /s/ Donald M. Karp
                                        Donald M. Karp
                                        Chairman of the Board and
                                        Chief Executive Officer

                  BROAD NATIONAL BANCORPORATION
                         905 BROAD STREET
                     NEWARK, NEW JERSEY 07102

             NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                   TO BE HELD ON APRIL 16, 1998

     NOTICE IS HEREBY GIVEN that the Annual Meeting of Shareholders of Broad National Bancorporation, a New Jersey corporation ("Bancorporation" or the "Company"), will be held at the principal executive offices of Bancorporation located at 905 Broad Street, Newark, New Jersey, on Thursday, April 16, 1998, commencing at 9:00 a.m., local time, and thereafter as it may from time to time be adjourned, for the following purposes:

     1. To elect twelve directors to hold office for a term expiring at the 1999 Annual Meeting of Shareholders of Bancorporation and until their respective successors are duly elected and qualified or until their respective earlier resignation or removal;

     2. To consider and act upon ratification and approval of the selection of the accounting firm of KPMG Peat
          Marwick LLP as the Company's independent auditors for the year ending December 31, 1998; and

     3. To transact such other business as properly may come before the meeting and any adjournment or adjournments thereof.

     The Board of Directors has fixed the close of business on March 6, 1998 as the record date for determination of the shareholders entitled to notice of, and to vote at, the Annual
Meeting and any adjournment or adjournments thereof.

     All shareholders are cordially invited to attend the meeting. Whether or not you intend to be present at the meeting, the Board of Directors solicits you to sign, date, and return the enclosed proxy card promptly. A prepaid return envelope is provided for this purpose. You may revoke your proxy at any time before it is exercised; and if you file written notice of revocation with the Secretary of the Company before the proxy is exercised, it will not be used if you attend the meeting and prefer to vote in person. Your vote is important and all shareholders are urged to be present in person or by proxy.

                              By Order of the Board of Directors

                              /s/ Donald M. Karp
                              Donald M. Karp
                              Chairman of the Board and
                              Chief Executive Officer
March 25, 1998
Newark, New Jersey

                  BROAD NATIONAL BANCORPORATION
                         905 BROAD STREET
                     NEWARK, NEW JERSEY 07102

                        __________________

                         PROXY STATEMENT
                        __________________

                  ANNUAL MEETING OF SHAREHOLDERS
                    TO BE HELD APRIL 16, 1998

                        __________________

                           INTRODUCTION

     This Proxy Statement is being furnished to the shareholders of Broad National Bancorporation, a New Jersey corporation ("Bancorporation" or the "Company"), in connection with the solicitation of proxies by the Board of Directors of Bancorporation for use at the Annual Meeting of Shareholders to be held on Thursday, April 16, 1998, and at any adjournment or adjournments thereof (the "Annual Meeting"). The Annual Meeting will commence at 9:00 a.m., local time, and will be held at the principal executive offices of the Company, located at 905 Broad Street, Newark, New Jersey 07102. Bancorporation's business activities are limited to ownership of the outstanding capital stock of BNB Capital Trust, a statutory business trust created under the laws of the State of Delaware, and Broad National Bank, a national banking association (the "Bank") and to performing certain services for the Bank.

     This Proxy Statement and the enclosed form of proxy are being first mailed to the Company's shareholders on or about
March 25, 1998.

PROXIES

     You are requested to complete, date and sign the enclosed form of proxy and return it promptly to the Company in the enclosed postage prepaid envelope. Shares represented by properly executed proxies will, unless such proxies previously have been revoked, be voted in accordance with the shareholders' instructions indicated in the proxies. If no instructions are indicated, such shares will be voted in favor of the election of the nominees for director named in this Proxy Statement, in favor of ratifying the selection of the accounting firm of KPMG Peat Marwick LLP as Bancorporation's independent auditors for the current year, and, as to any other matter that properly may be brought before the Annual Meeting, in accordance with the discretion and judgment of the appointed proxies. Unless otherwise indicated by the shareholder on the proxy, the appointed proxies may cumulate proxy votes as to nominees for director named in this Proxy Statement with respect to all shares of Common Stock that they are authorized to vote, and, in accordance with their discretionary authority, allocate such votes in the manner that they determine will result in the election of the greatest number of such nominees as directors of the Company. A shareholder who has given a proxy may revoke it at any time before it is exercised at the Annual Meeting by filing written notice of revocation with the Secretary of the Company, or by executing and delivering to the Secretary of the Company a proxy bearing a later date. A shareholder who has given a proxy may appear at the Annual Meeting and vote in person if the shareholder has filed written notice of revocation with the Secretary of the Company at any time before the proxy is exercised or the shareholder votes by written ballot.

VOTING AT THE MEETING

     For purposes of voting on the proposals described herein, the presence in person or by proxy of shareholders holding a majority of the total outstanding shares of the Company's Common
Stock, $1.00 par value, shall constitute a quorum at the Annual Meeting. Only holders of record of shares of the Company's
Common Stock as of the close of business on March 6, 1998 (the
"Record Date"), are entitled to notice of, and to vote at, the Annual Meeting or any adjournment or adjournments thereof. As of the Record Date, 4,708,476 shares of the Company's Common Stock were outstanding and entitled to be voted at the Annual Meeting. Each share of Common Stock is entitled to one vote on each matter properly to come before the Annual Meeting, except that cumulative voting rights may be exercised with respect to the election of directors. Each shareholder voting in the election of directors shall have the right to cumulate such shareholder's votes and cast as many votes in the aggregate as shall equal the number of shares of Common Stock held by such shareholder multiplied by the number of directors to be elected. Each such shareholder may cast the whole number of votes for one candidate or may divide the votes in any manner the shareholder may determine among as many candidates as the shareholder may select.
There are no conditions precedent to the exercise of such cumulative voting rights. Discretionary authority to cumulate the votes represented by the proxies in the election of directors is solicited.

     Directors are elected by a plurality (a number greater than those cast for any other candidates) of the votes cast, in person or by proxy, by the shareholders entitled to vote at the Annual Meeting for that purpose. The affirmative vote of the holders of a majority of the shares of the Company's Common Stock, represented in person or by proxy and entitled to vote at the Annual Meeting, is required for (i) the ratification and approval of the selection of KPMG Peat Marwick LLP as the Company's independent auditors, and (ii) the approval of such other matters as properly may come before the Annual Meeting or any adjournment thereof.

     A shareholder entitled to vote in the election of directors can withhold authority to vote for all nominees for directors or can withhold authority to vote for certain nominees for directors. Abstentions from the proposal to approve the ratification of the selection of the Company's independent auditors are treated as votes against the proposal. Broker non-votes on the election of directors or the Company's independent auditors are treated as shares of Bancorporation capital stock as to which voting power has been withheld by the respective beneficial holders and, therefore, as shares not entitled to vote on the proposal as to which there is the broker non-vote.

SOLICITATION OF PROXIES

     This solicitation of proxies for the Annual Meeting is being made by the Company's Board of Directors. The Company will bear all costs of such solicitation, including the cost of preparing and mailing this Proxy Statement and the enclosed form of proxy. After the initial mailing of this Proxy Statement, proxies may be solicited by mail, telephone, telegram, facsimile transmission or personally by directors, officers, employees or agents of the Company. Brokerage houses and other custodians, nominees and fiduciaries will be requested to forward soliciting materials to beneficial owners of shares held of record by them; and their reasonable out-of-pocket expenses, together with those of Bancorporation's transfer agent, will be paid by Bancorporation.

     In accordance with the Company's bylaws, a list of shareholders entitled to vote at the Annual Meeting will be available for examination at least ten days prior to the date of the Annual Meeting during normal business hours at the principal executive offices of Bancorporation located at 905 Broad Street, Newark, New Jersey. The list also will be available at the Annual Meeting.

                              ITEM 1

                      ELECTION OF DIRECTORS

     The Company's Board of Directors currently consists of twelve directors. One of the purposes of this Annual Meeting is to elect twelve directors to serve for a one-year term expiring at the Annual Meeting of Shareholders in 1999 and until their respective successors are duly elected and qualified or until their respective earlier resignation or removal. The Board of Directors has designated Licinio Cruz, John A. Dorman, Arthur
Fischman, John J. Iannuzzi, Donald M. Karp, James J. Lazarus,
Edward J. Lenihan, Stanley J. Lesnik, Catherine McFarland, Louis
J. Owen, A. Harold Schwartz and Hubert Williams as the twelve nominees proposed for election at the Annual Meeting. Unless authority to vote for the nominees or a particular nominee is withheld, it is intended that the shares of Common Stock represented by properly executed proxies in the form enclosed will be voted for the election as directors of all twelve nominees. In the event that one or more of the nominees should become unavailable for election, it is intended that the shares represented by the proxies will be voted for the election of such substitute nominee or nominees as may be designated by the Board of Directors, unless the authority to vote for all nominees or for the particular nominee or nominees who have ceased to be candidates has been withheld. Each of the nominees has indicated his or her willingness to serve as a director if elected, and the Board of Directors has no reason to believe that any nominee will be unavailable for election. The Board of Directors does not know if, and has no reason to believe that, anyone will nominate another candidate for director at this Annual Meeting.

     THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE FOR THE ELECTION OF LICINIO CRUZ, JOHN A. DORMAN, ARTHUR FISCHMAN, JOHN
J. IANNUZZI, DONALD M. KARP, JAMES J. LAZARUS, EDWARD J. LENIHAN, STANLEY J. LESNIK, CATHERINE MCFARLAND, LOUIS J. OWEN, A. HAROLD SCHWARTZ AND HUBERT WILLIAMS AS DIRECTORS OF THE COMPANY.

NOMINEES

     The following table sets forth certain information with respect to each person nominated by the Board of Directors for election as directors of the Company at the Annual Meeting.

                         Position with
                         Bancorporation
                          and the Bank
                           (Year First       Principal
Name             Age         Elected)        Occupation/1/

Licinio Cruz     55      Director (1977)     Vice President and
                                             Treasurer, Cruz
                                             Construction Corp.
                                             (general
                                             construction)

John A. Dorman   59      President of        Position with
                         Bancorporation      Bancorporation
                         (1992) and the      and the Bank /2/
                         Bank (1992)
                         Director (1992)

Arthur Fischman  72      Director (1978)     Consultant

John J. Iannuzzi 60      Director (1988)     President, 187
                                             Corporation T/A
                                             Gateway East (real
                                             estate management)

Donald M. Karp   61      Chairman of the     Position with
                         Board of            Bancorporation and
                         Bancorporation      the Bank /3/
                         (1985) and the
                         Bank (1985); Chief
                         Executive Officer of
                         Bancorporation (1991)
                         and the Bank (1991);
                         Vice Chairman of the
                         Board of Bancorporation
                         (1981-1985) and the
                         Bank (1978-1985);
                         Director (1972)

James J. Lazarus 60      Director (1980)     President, L&R
                                             Manufacturing
                                             Company
                                             (manufacturer of
                                             ultrasonic cleaning
                                             equipment and
                                             chemicals)

Edward J.
  Lenihan        81      Director (1977)     Consultant /4/

Stanley J.
  Lesnik         79      Director (1970);    Consultant /3/
                         Chairman of the
                         Board (1974-1985);
                         Chairman of
                         Executive Committee
                         (1985-1995); Chairman
                         Emeritus of the
                         Executive Committee
                         (1996)

Catherine
  McFarland      57      Director (1993)     Executive Officer
                                             and Secretary,
                                             Victoria Foundation,
                                             Inc. (private
                                             charitable
                                             foundation)/5/

Louis J. Owen    74      Director (1976);    Consultant
                         Chairman of
                         Executive Committee
                         (1996)

A. Harold
  Schwartz       73      Director (1980)     President, New
                                             Jersey Tanning Co.
                                             Inc. (tanning bovine
                                             leathers)

Hubert Williams  58      Director (1988)     President, Police
                                             Foundation (private
                                             not-for-profit organization)
_____________

/1/ Unless otherwise indicated, each of the persons listed has been employed in the indicated principal occupation during the last five years.

/2/ Prior to joining Bancorporation and the Bank, Mr. Dorman was an executive vice president of Chemical Bank New Jersey where he managed the Statewide Commercial Lending division. For the two years prior to the merger in 1989 of Horizon Bank Corp. and Chemical Bank, Mr. Dorman served as President and Chief Executive Officer of Chemical New Jersey Corporation, Chemical Banking Corporation's loan production office in New Jersey.

/3/ Mrs. Donald M. Karp is the niece of Stanley J. Lesnik and the daughter of Harriet M. Alpert, a principal shareholder of Bancorporation.

/4/ Mr. Lenihan presently is a consultant to planning and economic and development groups.

/5/ Ms. McFarland has served as executive officer and secretary of Victoria Foundation, Inc. since 1989, and as its program officer and assistant secretary from 1971 to 1989.

     There is no arrangement or understanding between any director and any other person pursuant to which such director was selected as a director.

COMPENSATION OF DIRECTORS

     No compensation is paid to members of the Board of Directors of Bancorporation for service to the Company as such. All directors of Bancorporation also are directors of the Bank, however, and in that capacity receive compensation from the Bank as described below.

     During 1997, Messrs. Iannuzzi, Lazarus, Lenihan, Schwartz and Williams and Ms. McFarland received $600 for each meeting of the Bank's Board of Directors that they attended or for any meeting of a committee of that Board that they attended, if such meeting was not held on the same day as a regularly scheduled Board of Directors meeting. For 1998, this fee per meeting is being increased to $700. During 1997, all Bank directors (excluding Messrs. Karp, Dorman and Lesnik) also were paid $400 per month. For 1998, this monthly payment to all Bank directors (excluding Messrs. Karp, Dorman and Lesnik) will remain at $400.

     During 1997, the rotating member of the Executive Committee of the Bank's Board of Directors received a fee of $600 per meeting attended. For 1998, this fee per meeting is being increased to $700.

     Certain Bank directors are paid annual compensation in lieu of the fee per meeting and monthly fee described above. Pursuant to this arrangement, Messrs. Cruz and Fischman each received $20,000 and Mr. Owen received $24,500 during 1997. For 1998, Messrs. Cruz and Fischman each will receive $21,000 and Mr. Owen will receive $25,500.

MEETINGS OF THE BOARD AND COMMITTEES

     During 1997, the Boards of Directors of Bancorporation and the Bank held seven meetings and twelve meetings, respectively. All directors attended at least 75% of the meetings of such Boards of Directors and the committees of such Boards of Directors on which they served that were held during 1997, with the exception of Mr. Cruz, who attended 75% of such meetings of the Bank, 25% of the meetings of the Audit Committee, and 71% of such meetings of Bancorporation; Mr. Fischman, who attended 84% of such meetings of the Bank, including 100% of the meetings of the Bank's Board of Directors and Audit Committee, and 74% of the Bank's Executive Committee; Mr. Lazarus, who attended 43% of such meetings of the Bank and 43% of such meetings of Bancorporation; Mr. Lesnik, who attended 64% of such meetings of the Bank, including 100% of the meetings of the Bank's Board of Directors, and 48% of the meetings of the Bank's Executive Committee; Mr. Owen, who attended 72% of such meetings of the Bank, including 100% of the meeting of the Bank's Board of Directors, 50% of the meetings of the Audit Committee and 63% of the meeting of the Executive Committee; and, Mr. Williams, who attended 71% of such meetings of Bancorporation. It should be noted that the Company's directors discharge their responsibilities throughout the year, not only at such Board of Directors and committee meetings, but through personal meetings and other communications with members of management and others regarding matters of interest and concern to the Company.

     The only standing committee of Bancorporation's Board of Directors is the Audit Committee. There currently are no compensation, executive or nominating committees of Bancorporation's Board of Directors, or committees performing similar functions of the Board. The committees of the Bank's Board of Directors consist of the Executive Committee, Compensation Committee and Audit Committee as described below.

     Bancorporation and the Bank each has an Audit Committee which assists the Board of Directors in fulfilling its responsibilities with respect to accounting and financial reporting practices and the scope and expense of audit and related services provided by external auditors, among others. The Audit Committee is responsible for apprising the Board of management's compliance with Board mandated policies, internal procedures and applicable laws and regulations. This committee works with the internal and external auditors and examiners and supervises the internal audit function directly, reviews and approves the hiring of audit personnel, reviews and provides input regarding audit department compensation and evaluates the performance of the internal audit department and the external auditors. The members of both Bancorporation's and the Bank's Audit Committee currently are Mr. Fischman, the Chairman of both Audit Committees, Mr. Cruz, Mr. Iannuzzi and Mr. Owen. Bancorporation's and the Bank's Audit Committees each met four times during 1997.

     The Bank's Executive Committee is authorized, subject to certain limitations imposed by law and in the bylaws of the Bank, to exercise all of the powers of the Board of Directors between meetings of the Board. The committee currently is comprised of seven members; six permanent members and one rotating member of the Bank's Board of Directors. The members of the Executive Committee currently are Mr. Owen, the Chairman, Mr. Cruz, Mr. Dorman, Mr. Fischman, Mr. Karp and Mr. Lesnik, plus a rotating member. The Executive Committee met twenty-seven times during 1997.

     The Bank's Compensation Committee is responsible for recommending changes in compensation for the Bank's Chairman of the Board and Chief Executive Officer and the President and Chief Operating Officer to the entire Board for their approval. The members of the Compensation Committee currently are Mr. Schwartz, the Chairman, Mr. Cruz, and Mr. Lazarus. The Compensation Committee met two times during 1997.

           EXECUTIVE COMPENSATION AND OTHER INFORMATION

Compensation Committee and Board of Directors Report on Executive
Compensation

     This report has been prepared by the Compensation Committee of the Bank's Board of Directors (the "Committee") and by the Board of Directors of the Bank, which together have general responsibility for the establishment, direction and administration of all aspects of the compensation policies and programs for Bancorporation's and the Bank's executive officers. Under an agreement between Bancorporation and the Bank, all employees of Bancorporation and of the Bank, including persons who are employees of both Bancorporation and the Bank, are compensated as such by the Bank. Bancorporation's executive compensation program is therefore synonymous with that of the Bank. The Bank's executive compensation program, insofar as it pertains to the Chairman of the Board and Chief Executive Officer (the "Chief Executive Officer") and the President and Chief Operating Officer (the "President"), is administered by the Committee. During 1997, the Committee was composed of three independent outside directors, none of whom is an officer or employee of Bancorporation or the Bank. All decisions by the Committee relating to the compensation of the Chief Executive Officer and President are reviewed by, and subject to the approval of, the full Board of Directors of the Bank. The Bank's executive compensation program, insofar as it pertains to executive officers other than the Chief Executive Officer and the President, is administered by the Chief Executive Officer and the President. All decisions by the Chief Executive Officer and the President relating to the compensation of the Bank's executive officers are reviewed by, and subject to the approval of, the full Board of Directors of the Bank. Mr. Karp, the Chief Executive Officer, and certain other executive officers of the Bancorporation and the Bank, may attend meetings of the Committee and of the Bank's Board of Directors, but are not present during discussions or deliberations regarding their own compensation.

     COMPENSATION POLICY. The Bank's executive compensation policy is premised upon three basic goals: (1) to attract and retain qualified individuals who provide the skills and leadership necessary to enable the Bank to achieve its earnings growth, capital compliance and return on investment objectives, while maintaining its commitment to Equal Employment Opportunity and Affirmative Action guidelines and practices; (2) to create incentives to achieve Bank and individual performance objectives through the use of performance-based compensation programs; and
(3) to create a mutuality of interest between executive officers and shareholders through compensation structures that create a direct link between executive compensation and shareholder return.

     In determining the structure and levels of each of the components of executive compensation needed to achieve these goals, all elements of the compensation package are considered in total, rather than any one component in isolation. As more fully described below, the determination of such levels of executive compensation is a subjective process in which many factors are considered, including the Bank's performance (as measured by earnings growth, efficiency ratio and return on equity, among other factors) and the individual executive's specific responsibilities, historical and anticipated personal contribution to the Bank's business, and length of service with the Bank.

     COMPENSATION COMPONENTS. The Committee, as well as the Chief Executive Officer and the President, reviews the Bank's compensation program annually to ensure that compensation levels and incentive opportunities are competitive and reflect the performance of the Bank and the individual executive officer. Recommendations are then submitted to the Bank's Board of Directors for approval. The particular elements of the compensation program for executive officers are base salary, incentive compensation and periodic stock option grants. The Committee believes that these compensation components together advance both the short- and long-term interests of shareholders. In this regard, the Committee believes that the long-term interests of shareholders are advanced by designing a significant portion of executive compensation to be at risk: the incentive compensation (which permits individual performance to be recognized on an annual and long term basis based, in part, on an evaluation of the executive's contribution to the Bank's performance) and the grant of stock options (which directly ties a portion of the executive's long-term remuneration to stock price appreciation realized by shareholders). Each of the components of the compensation program is addressed separately below.

     Base Salary. The base salary for each executive officer is reviewed from the previous year. In determining whether to adjust base salary levels, management's recommendations and subjective assessments of each executive's growth and effectiveness in the performance of his or her duties are taken into account. In addition, the performance of the Bank is considered. The increases in the base salaries of the Bank's executives for 1997 were based primarily upon a subjective analysis of the Bank's performance during the period since the last salary increase and the individual executive's role in generating that performance. In this regard, the analysis of the Bank's performance included a review of the Bank's earnings, efficiency ratio and return on equity. An analysis of the role played by each individual executive in generating the Bank's performance included a consideration of the executive's specific responsibilities, contributions to the Bank's business, and length of service. The determination in December 1997 to increase Mr. Karp's base salary from $218,500 to $227,500 was based on the same type of subjective analysis and took into account the amount of time he spends on activities directly and indirectly benefitting Bancorporation and the Bank. In addition, the Committee considered the improvement in the Company's earnings performance. The factors impacting base salary levels are not independently assigned specific weights. Rather, all of these factors are reviewed, and specific base pay recommendations are made which reflect an analysis of the aggregate impact of these factors. The Committee and the Chief Executive Officer and the President believe that base pay levels for the executive officers are maintained within a range that is considered to be appropriate and necessary.

     Incentive Compensation. The Bank's officers are eligible to receive incentive bonus awards. Each of the participants in the incentive bonus program are assigned to one of three bonus tiers, which assignments are made primarily according to job category. Tier one consists of the Chief Executive Officer and the President. Tier two consists of seven senior officers of the Bank, and tier three consists of the remaining officers of the Bank.

     Annual Incentive Program. Officers in each of the tiers of the Bank's incentive bonus program are eligible to participate in the Broad National Bank Management Incentive Plan ("MIP"). Participants in this plan may earn annual awards only upon the achievement of performance objectives which are established at the beginning of the year. Threshold, target and maximum levels of awards are established, and no awards are paid if the threshold is not met. The performance objectives are weighted based upon their relative importance to each individual. The performance objectives for tier one participants are corporate performance objectives and personal targeted objectives for performance. The performance objectives for tier two and tier three participants include functional or operating unit objectives, in addition to the corporate performance and personal targeted objectives for performance, as well as a small discretionary factor based upon the President's subjective judgment of the officer's performance. For 1997, the corporate performance objectives were net income, return on average equity and the efficiency ratio. Each participant's target bonus is expressed as a percentage of his or her base salary, dependent on responsibility and function. The target award is 45% of base salary in the case of the Chief Executive Officer, and in the case of the President and senior officers ranges from 25% to 37.5% of base pay. The target award for tier three participants is 6% of base pay. Earned awards may range from 0% to 150% of the target award. For 1997, the Committee granted an incentive bonus award of $111,600, or 51% of base pay, to Mr. Karp, the Chief Executive Officer. In making this determination, the Committee considered Mr. Karp's role in enabling the Bank to achieve its corporate performance objectives, as well as Mr. Karp's personal targeted objectives for performance.
Further, in recognition of outstanding leadership in elevating the stature and presence of the Bank in the community and for the overall performance of the Bank, a special award of $25,000 was granted to Mr. Karp.

     Long-Term Incentive Program. Officers in tiers one and two of the Bank's incentive bonus program are eligible to participate in the Bank's Long-Term Capital Accumulation Plan ("LCAP"). This plan is designed to provide a balance between short-term and long-range performance objectives and to serve as a strong financial incentive for executive and senior management to achieve long-term corporate objectives that relate to the Bank's profitability and growth results and to increased shareholder value. Awards are specified at the beginning of each three year performance period and earned at the end of the period. Performance is measured against pre-determined financial indicators targeting increased shareholder value over a three-year performance cycle. The financial indicators for the initial three-year cycle are return on average shareholders' equity and the Bank's efficiency ratio. Three year awards are equal to a percentage of a participant's base salary at the beginning of the performance period. The award for tier one participants, which includes the Chief Executive Officer, is 100% of their base salary at the beginning of the performance period. Tier two participants may earn awards equal to 70% of their base salary at the beginning of the performance period. If earned at the conclusion of the performance cycle, awards will be paid in a combination of Bancorporation Common Stock and cash, with the stock price being equal to the average fair market value of the stock at the beginning of the performance period.

     The initial performance period commenced January 1, 1996 and will conclude December 31, 1998. No awards were paid out under the LCAP during 1997.

     Stock Options. The Committee believes that in order to enhance long-term shareholder value it must provide incentives that provide motivation beyond short-term results. The objective of stock option grants is to advance the longer term interests of the Company and its shareholders and complement incentives tied to annual performance by rewarding executives upon the creation of incremental shareholder value. Stock options only produce value to executives if the price of Bancorporation's Common Stock appreciates, thereby directly linking the interests of executives with those of shareholders. Therefore, in order to provide long-term incentives to executive officers and other employees related to long-term growth in the value of the Bancorporation's Common Stock, stock options are granted to such persons under Bancorporation's stock option plans. The selection of the persons eligible to receive stock options and the designation of the number of stock options to be granted to such persons are made by the Committee in its discretion, insofar as they relate to the Chief Executive Officer and the President, and by the full Board insofar as they relate to other executive officers, and are made after taking into account management's assessment of each person's relative level of authority and responsibility with the Bank, years of service and base salary, among other factors. As disclosed elsewhere in this proxy statement, for 1997 Mr. Karp was granted options exercisable with respect to 1,000 shares of Common Stock at an exercise price of $15.44 per share, and 15,000 shares of Common Stock at an exercise price of $22.55 per share. The award of the 1,000 stock options was made pursuant to the formula contained in the 1993 Broad National Directors Non-Statutory Stock Option Plan and the 1996 Broad National Bancorporation Directors Non-Statutory Stock Option Plan. The award of the 15,000 stock options was made based on a subjective assessment of Mr. Karp's specific responsibilities, effectiveness in the performance of his duties, historical and anticipated personal contribution to the Bank's business, and length of service with the Bank, which assessment is comparable to that described above under "Base Salary".

Compensation Committee of the Board of Directors:

A. Harold Schwartz
Licinio Cruz
James J. Lazarus

Board of Directors:

Licinio Cruz        Donald M. Karp      Catherine McFarland
John A. Dorman      James J. Lazarus    Louis J. Owen
Arthur Fischman     Edward J. Lenihan   A. Harold Schwartz
John Iannuzzi       Stanley J. Lesnik   Hubert Williams

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     During 1997, the members of the Bank's Compensation Committee were Mr. Schwartz, the Chairman, Mr. Cruz and Mr. Lazarus. As discussed above under "Compensation Committee and Board of Directors Report on
Executive Compensation", Mr. Karp, the Chief Executive Officer, and
Mr. Dorman, the President, administer the executive compensation program insofar as it pertains to executive officers other than the Chief Executive Officer and the President. All decisions relating to the compensation of executive officers are reviewed by, and subject to the approval of, the full Board of Directors of the Bank. Among the members of the Bank's Board of Directors, Messrs. Karp and Dorman are officers and employees of the Company and the Bank, and Mr. Lesnik formerly served as Chairman of the Board of the Company.

     None of the members of the Bank's Compensation Committee were an officer or employee of the Company or any of its subsidiaries during 1997, and none were formerly an officer of the Company or any of its subsidiaries. Messrs. Cruz, Lazarus and Schwartz, and certain corporations and firms in which such persons have interests, have obtained loans from the Bank. Each of such loans are believed to have been made to such persons, corporations or firms in the ordinary course of business, on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other persons, and did not involve more than the normal risk of collectibility or present other unfavorable features.

EXECUTIVE COMPENSATION

     The following table sets forth for the years ended December 31, 1997, 1996 and 1995, respectively, the compensation of the Company's chief executive officer and of each of the Company's four other most highly compensated executive officers for 1997 for services to the Company and its subsidiaries in all capacities:


                                SUMMARY COMPENSATION TABLE

                                                             Long Term Compensation
                              Annual Compensation            Awards        Payouts

                                             Other               Securities
Name and                                     Annual   Restricted Underlying               All Other
Principal                                    Compen-    Stock     Options/   LTIP         Compen-
Position            Year  Salary   Bonus /1/ sation/2/ Award(s)    SARs     Payouts       sation /3/

Donald M.
 Karp               1997  $218,500 $136,000  $88,447     $--     16,000         $--       $17,365
 Chairman of the    1996   209,000   96,400   37,687      --     15,500          --        14,805
 Board, Chief       1995   200,000   72,900   67,202      --     15,500          --        14,790
 Executive
 Officer and
 Director of
 Bancorporation
 and the Bank

John A. Dorman      1997  $169,500 $ 72,200  $20,191     $--     11,000         $--       $18,445
 President, Chief   1996   162,500   62,400   14,251      --     10,500          --        15,885
 Operation Officer  1995   157,500   50,000   19,840      --     10,500          --        15,585
 and Director of
 Bancorporation
 and the Bank

Fred Perry, Jr./4/  l997  $102,000 $ 32,000       $0     $--      5,000         $--       $13,147
 Senior Vice        1996    97,000   37,800        0      --      5,000          --        10,731
 President of the   1995    94,500   20,000        0      --      5,000          --        10,683
 Bank

Peter Kenny /4/     1997  $100,000 $ 36,900       $0     $--      5,000         $--       $10,238
 Senior Vice        1996    95,000   34,200        0      --      5,000          --         7,167
 President of       1995    92,000   20,000        0      --      5,000          --         7,112
 the Bank

James Boyle         1997  $ 93,000 $ 32,000       $0     $--      5,000         $--       $ 5,418
 Treasurer of       1996    90,000   24,800        0      --      5,000          --         4,923
 Bancorporation,    1997    86,000   20,000        0      --      5,000          --         4,883
 Senior Vice
 President of
 the Bank

/1/  Reflects bonus earned for 1997, 1996 and 1995, respectively.  The 1997 bonus of $136,600 for Mr. Karp includes a special award of $25,000 which was granted to Mr. Karp in recognition of his outstanding leadership in elevating the stature and presence of the Bank in the community and for the overall performance of the Bank.

/2/  Excludes perquisites and other benefits, unless the aggregate amount of such compensation is the lesser of either $50,000 or 10% of the total of annual salary and bonus reported for the named executive officer.  Amounts reflected for Messrs. Karp and Dorman represent supplemental contributions of employee pension retirement benefits contributed through the Bank's Non-Qualified Deferred
     Compensation Plan.

/3/  All Other Compensation includes matching contributions made by the Company for the accounts of Messrs.
     Karp, Dorman, Perry, Jr., Kenny and Boyle,  respectively, under the Company's 401(k) Plan, and the premiums on life insurance policies for such persons.  Matching contributions made by the Company under the Company's 401(k) Plan for 1997, 1996 and 1995 were $4,750, $2,190 and $2,175, respectively, for Mr. Karp; $4,750, $2,190 and $2,175, respectively, for Mr. Dorman; $4,124, $1,708 and $1,660, respectively, for Mr. Perry, Jr.; $4,750, $1,679 and $1,624, respectively, for Mr. Kenny; and $1,395,
     $900 and $860, respectively, for Mr. Boyle.  The premiums on life insurance policies paid by the
     Company for 1997, 1996 and 1995 were $12,615, $12,615 and $12,615, respectively, for Mr. Karp;
     $13,695, $13,695 and $13,695, respectively, for Mr. Dorman; $9,023, $9,023 and $9,023, respectively, for Mr. Perry Jr.; $5,488, $5,488 and $5,488, respectively, for Mr. Kenny; and $4,023, $4,023 and $4,023, respectively, for Mr. Boyle.

/4/  Messrs. Perry, Jr. and Kenny are not officers of Bancorporation, but are included among the five most highly paid executive officers because each is a key policy making member of management of the Bank.

<TABLE\>




OPTION/SAR GRANTS

     The following table sets forth information with respect to each officer named in the Summary Compensation Table under "Executive Compensation" concerning grants of stock options and stock appreciation rights ("SARs") during 1997.

            OPTION/SAR GRANTS IN LAST FISCAL YEAR /1/

          Number of    % of Total
          Securities  Options/SARs
          Underlying  Granted to                                 Grant
          Options/  Employees in  Exercise or                    Date
            SARs      Fiscal     Base Price     Expiration      Present
Name      Granted(#)    Year      ($/Share)        Date /2/    Value ($)

Donald M.
  Karp /3/ 15,000     20.4%      $22.55         December 18,     $117,750/4/
                                                    2002
            1,000      1.4%      $15.44          April 17,       $  7,840/5/
                                                    2007
John A.
 Dorman/3/ 10,000     13.6%      $20.50         December 18,    $100,200/4/
                                                    2007
            1,000      1.4%      $15.44         April 17,       $  7,840/5/
                                                    2007
Fred Perry,
  Jr. /3/   5,000      6.8%      $20.50        December 18,     $ 50,100/4/
                                                    2007
Peter
 Kenny /3/  5,000      6.8%      $20.50        December 18,     $ 50,100/4/
                                                    2007
James
  Boyle /3/ 5,000      6.8%      $20.50        December 18,     $ 50,100/4/
                                                   2007
___________________

/1/  No stock appreciation rights were granted by the Company during 1997.
     The grants of stock options in the table were made on April 17, 1997 and December 18, 1997.

/2/ The stock options are subject to early termination if the person to whom they are granted dies, ceases to be employed by the Company or any of its subsidiaries, or is unable to perform his duties for six months as the result of such person's physical or mental incapacity.

/3/ The time at which the option may be exercised is prescribed at the time such option is granted, and may be accelerated if the Company is not the surviving corporation of any merger, consolidation, reorganization or acquisition by another corporation or if a "change of control" occurs with respect to the Company.

/4/  The dollar value of the stock options has been determined as of December
     18, 1997 using the Black-Scholes option pricing model, based on the assumptions that (a) the options were granted on that date, (b) the closing price for the shares of Common Stock underlying the options on the grant date was $20.50 per share, (c) the period during which the options are exercisable is ten years from the grant date (five years in the case of options for 15,000 shares granted to Mr. Karp), (d) the option exercise price is $20.50 ($22.55 in the case of options for 15,000 shares granted to Mr. Karp), (e) the dividend yield for 1997 is 1.7%, (f) the expected lives of the options is eight years (five years in the case of options for 15,000 shares granted to Mr. Karp), (g) the "risk free" interest rate on U.S. Treasury Strips is a 5.84% yield in eight years from the grant date (November 2005) (5.75% yield in five years from the grant date (February 2003)), and (h) the price volatility for the shares of Common Stock underlying the options is 45.00% (based on the fluctuation in weekly closing stock prices from December 30, 1991 to December 26, 1997).

/5/  The dollar value of the stock options has been determined as of April
     17, 1997 using the Black-Scholes option pricing model, based on the assumptions that (a) the options were granted on that date, (b) the closing price for the shares of Common Stock underlying the options on the grant date was $15.44 per share, (c) the period during which the options are exercisable is ten years from the grant date, (d) the option exercise price is $15.44, (e) the dividend yield for 1997 is 1.7%,
     (f) the expected lives of the options is eight years, (g) the "risk free" interest rate on U.S. Treasury Strips is a 6.97% yield in eight years from the grant date (November, 2005), and (h) the price volatility for the shares of Common Stock underlying the options is 45.0% (based on the fluctuation in weekly closing stock prices from December 30, 1991 to April 11, 1997).

OPTION/SAR EXERCISES AND HOLDINGS

     The following table sets forth information with respect to each officer named in the Summary Compensation Table under "Executive Compensation" concerning the exercise of options and stock appreciation rights ("SARs") during 1997 and unexercised options and SARs held as of December 31, 1997.






                   AGGREGATED OPTION/SAR EXERCISES IN LAST FISCAL YEAR
                        AND DECEMBER 31, 1997 OPTION/SAR VALUES/1/


                                              Number of
                                              Securities                     Value of
                                              Underlying                    Unexercised
                                              Unexercised                   In-the-Money
             Shares                        Options/SARs at                 Options/SARs at
           Acquired on     Value         December 31, 1997(#)/3//       December 31, 1997 ($)/4//
Name       Exercise(#) Realized ($)/2/ Exercisable   Unexercisable    Exercisable    Unexercisable

Donald M.
  Karp       33,230      $407,161       22,206       58,134             $380,935     $623,492

John A.
  Dorman      4,000      $ 60,640       23,086       37,315             404,014       434,681

Fred Perry,
 Jr.          4,796      $ 60,445        8,685       17,480             150,720       201,837

Peter Kenny   1,000      $ 12,160        8,605       16,995             149,269       193,018

James Boyle     --          --           9,655       16,995             168,358       193,018
___________________

/1/  No stock appreciation rights were granted by the Company during 1997.

/2/  Value is calculated by determining the difference between the option exercise price and the last reported sale price of the Company's Common Stock on the date of exercise.

/3/  The shares of the Company's Common Stock underlying unexercised options at December 31, 1997 includes shares issuable upon the exercise of options granted on December 16, 1993, September 19, 1994,
     December 15, 1994, April 20, 1995, December 21, 1995, April 18, 1996, December 19, 1996, April 17,
     1997 and December 18, 1997.

/4/  As of December 31, 1997, the last reported sale price of the Company's Common Stock, which was reported on the NASDAQ National Market System on December 31, 1997, was $23.75 per share.  Value is calculated by determining the difference between the option exercise price and $23.75, multiplied by the number of shares of Common Stock underlying the options.

<TABLE\>



EMPLOYMENT AGREEMENTS

     Donald M. Karp. On December 31, 1997, Bancorporation entered into an employment agreement with Donald M. Karp. The agreement has an initial five-year term which expires on December
31, 2002, subject to automatic extensions of one additional calendar month upon the expiration of each calendar month, so that at all times the agreement shall have a term of sixty months, until such time as the Board of Directors notifies Mr.
Karp that the term of employment shall expire not later than five years from the date of such notice. The agreement provides for an annualized base salary of $227,500, which base salary was increased from the previous $218,500 level, effective January 1, 1998, by action of the Board of Directors as contemplated by the agreement. During the period of this Agreement, Mr. Karp's base salary may not be decreased below $227,500 without the written consent of Mr. Karp. In addition to base salary, the agreement also provides Mr. Karp with the use of a motor vehicle and such bonuses or other incentive compensation plans, fringe benefits and insurance benefits as are established for executive officers of the Bank.

     Mr. Karp's employment with Bancorporation is subject to early termination in the event of Mr. Karp's death or physical or mental disability. If Mr. Karp's employment is terminated because of his physical or mental disability, he will be entitled to receive one year's base salary, less amounts paid to him under any other disability program or policy maintained by Bancorporation, payable in twelve monthly installments. In addition, Bancorporation will maintain life and health insurance benefits for Mr. Karp at least equivalent to those he had at the date of termination. If Mr. Karp's employment is terminated because of his death, Mr. Karp's beneficiaries, or his estate, will receive a payment equal to one year's base salary.

     Bancorporation may terminate Mr. Karp's employment at any time with or without cause, with "cause" being defined as improper action by Mr. Karp which results in his removal from office by direction of a regulatory agency for Bancorporation or the Bank, willful misconduct by Mr. Karp which causes material injury to Bancorporation, or conviction of a crime, habitual drunkenness, drug abuse, or excessive absenteeism. If Mr. Karp's employment is terminated by Bancorporation for reasons other than for cause, Mr. Karp will be entitled to receive a severance payment equal to the aggregate amount of future base salary and bonus payments he would have received (calculated at the highest rates payable at any time under this agreement or within the then immediately preceding two year period) had he continued in the employ of Bancorporation for the remainder of the then existing term of the agreement. In addition, Bancorporation will maintain life and health insurance benefits for Mr. Karp at least equivalent to those he had at the date of termination, and Mr.
Karp's retirement benefits will be supplemented to provide him with a total benefit approximating the benefits he would have received under all qualified retirement plans in which he participates if he had continued in the employ of Bancorporation for the remaining term of this agreement (or until his retirement) and been fully vested. Mr. Karp would also be given the use (or corresponding value) of a motor vehicle for 24 months following the date of termination. Mr. Karp will have no right to receive further compensation or other benefits if his employment is terminated for cause.

     Mr. Karp may terminate his employment with Bancorporation and remain entitled to receive specified benefits (i) in the event of default or breach by Bancorporation, or (ii) for good reason (as defined). If Mr. Karp terminates the agreement for any of the above reasons, he will be entitled to receive a severance payment equal to the aggregate amount of future base salary and bonus payments he would have received (calculated at the highest rates payable at any time under this agreement or within the then immediately preceding two year period) had he continued in the employ of Bancorporation for the then existing term of the agreement. In addition, Bancorporation will maintain life and health insurance benefits for Mr. Karp at least equivalent to those he had at the date of termination, and Mr.
Karp's retirement benefits will be supplemented to provide him with a total benefit approximating the benefits he would have received under all qualified retirement plans in which he participates if he had continued in the employ of Bancorporation for the remaining term of this agreement (or until his retirement) and been fully vested. Mr. Karp would also be given the use (or corresponding value) of a motor vehicle for 24 months following the date of termination. Mr. Karp will have no right to receive further compensation or other benefits if Mr. Karp voluntarily resigns his employment for reasons other than those outlined above.

     John A. Dorman. On December 31, 1997, Bancorporation entered into an employment agreement with John A. Dorman. The agreement has an initial three-year term which expires on December 31, 2000. If there is a "change in control" (as defined below) and Mr. Dorman does not choose to terminate the agreement, the term automatically will be extended for an additional 24 months. The agreement provides for an annualized base salary of $176,500, which base salary was increased from the previous
$169,500 level, effective January 1, 1998, by action of the Board of Directors as contemplated by the agreement. During the term of this Agreement, Mr. Dorman's base salary may not be decreased below $176,500 without the written consent of Mr. Dorman. In addition to base salary, the agreement also provides Mr. Dorman with the use of a motor vehicle and such bonuses, fringe benefits and insurance benefits as are established for executive officers of the Bank.




     Mr. Dorman's employment with Bancorporation is subject to early termination in the event of Mr. Dorman's death or physical or mental disability. If Mr. Dorman's employment is terminated because of his physical or mental disability, he will be entitled to receive one year's base salary, less amounts paid to him under any other disability program or policy maintained by Bancorporation, payable in twelve monthly installments. In addition, Bancorporation will maintain life and health insurance benefits for Mr. Dorman at least equivalent to those he had at the date of termination. If Mr. Dorman's employment is terminated because of his death, Mr. Dorman's beneficiaries, or his estate, will receive a payment equal to three month's base salary.

     Bancorporation may terminate Mr. Dorman's employment at any time with or without cause, with "cause" being defined as the failure by Mr. Dorman to perform his duties under the agreement, willful misconduct by Mr. Dorman which causes material injury to Bancorporation, or conviction of a crime, habitual drunkenness, drug abuse, or excessive absenteeism. If Mr. Dorman's employment is terminated by Bancorporation for reasons other than for cause, Mr. Dorman will be entitled to receive a severance payment equal to the aggregate amount of future base salary he would have received (calculated at the highest rate of base salary and bonus paid within the then immediately preceding two year period) had he continued in the employ of Bancorporation for the remainder of the then existing term of the agreement plus 24 months; provided, however, that the aggregate severance payment shall not exceed an amount equal to the future base salary and bonus payments
Mr. Dorman would have received if he continued in the employ of Bancorporation for 36 months. In addition, Bancorporation will maintain life and health insurance benefits for Mr. Dorman at least equivalent to those he had at the date of termination, and Mr. Dorman's retirement benefits will be supplemented to provide him with a total benefit approximating the benefits he would have received under all qualified retirement plans in which he participates if he had continued in the employ of Bancorporation for at least 60 consecutive months in the absence of early termination (or until his retirement) and been fully vested. Mr. Dorman would also be given the use (or corresponding value) of a motor vehicle for 24 months following the date of termination. Mr. Dorman will have no right to receive further compensation or other benefits if his employment is terminated for cause.

     Mr. Dorman may terminate his employment with Bancorporation and remain entitled to receive specified benefits (i) in the event of default or breach by Bancorporation, (ii) for good reason (as defined), or (iii) after a "change in control". A "change in control" generally is defined to take place when (a) a person or group (other than Bancorporation or Mr. Karp) acquires more than 20% of the combined voting power (whether through stock ownership, proxies or otherwise) of Bancorporation's voting securities or the ability to control the election of a majority of the Board of Directors, (b) the Karp/Lesnik family sells or disposes to nonfamily members 50% or more of Bancorporation voting securities owned by such family as of the date Mr. Dorman first became employed by Bancorporation, (c) a merger involving Bancorporation or the Bank occurs following which a majority of the voting securities of the surviving corporation is held by persons who were not previously shareholders of Bancorporation, or (d) a sale or transfer of all or substantially all of the assets of Bancorporation or the Bank occurs. If Mr. Dorman terminates the agreement for any of the above reasons, he will be entitled to receive a severance payment equal to the aggregate amount of future base salary and bonus payments he would have received (calculated at the highest rates payable within the then immediately preceding two year period) had he continued in the employ of Bancorporation for the remainder of the then existing term of the agreement plus 24 months; provided, however, that the aggregate severance payment shall not exceed an amount equal to the future base salary and bonus payments Mr. Dorman would have received if he continued in the employ of Bancorporation for 36 months. In addition, Bancorporation will maintain life and health insurance benefits for Mr. Dorman at least equivalent to those he had at the date of termination, and Mr. Dorman's retirement benefits will be supplemented to provide him with a total benefit approximating the benefits he would have received under all qualified retirement plans in which he participates if he had continued in the employ of Bancorporation for at least 60 months in the absence of early termination (or until his retirement) and been fully vested. Mr. Dorman would also be given the use (or corresponding value) of a motor vehicle for 24 months following the date of termination. Mr. Dorman will have no right to receive further compensation or other benefits if Mr. Dorman voluntarily resigns his employment for reasons other than those outlined above.

     Stanley J. Lesnik. On January 1, 1998, Bancorporation entered into a consultant agreement with Stanley J. Lesnik. The agreement has an initial three-year term which expires on December 31, 2000. The agreement is extended automatically for one additional year on each December 31 during the term of the agreement. If there is a "change in control", the term automatically will be extended to a date ending three years from the effective date of such change of control. A "change in control" generally is defined to take place when a merger involving Bancorporation or sale of substantially all of Bancorporation occurs following which a majority of the voting securities of the surviving or acquiring corporation is held by persons other than those who held a majority of the voting securities of Bancorporation. The agreement provides that Mr. Lesnik is to be compensated for his services as a special consultant at the rate of $110,000 a year. Mr. Lesnik has agreed that if elected, he would serve as a member of the Board of Directors and of the Executive Committee at no additional compensation. In addition to compensation as a consultant, the agreement also provides Mr. Lesnik with the use of a motor vehicle and such medical and dental insurance benefits as are established for other personnel of Bancorporation and the Bank.

     Mr. Lesnik's agreement with Bancorporation is subject to early termination in the event of Mr. Lesnik's death or physical or mental disability. If the agreement is terminated because of his physical or mental disability, or if Mr. Lesnik shall retire from his position as a consultant, he will be entitled to receive 50% of the compensation that would otherwise be payable to him for the remainder of the term of the agreement, less amounts paid to him under any other disability program or policy maintained by Bancorporation. In addition, Bancorporation will maintain medical insurance benefits for Mr. Lesnik and his wife at least equivalent to those in effect at the date of termination. If Mr. Lesnik retires or becomes disabled following a change in control, in lieu of the 50% of compensation that would otherwise be payable during the remaining term of the agreement, Mr. Lesnik will be entitled to receive 85% of such compensation. If Mr. Lesnik's employment is terminated because of his death, Mr. Lesnik's widow, or his legal representative, will receive the compensation that would otherwise be payable to Mr. Lesnik for a period of 90 days after his death.

     If Mr. Lesnik should fail on a continuing basis to perform consulting services in accordance with the agreement, the Board of Directors may place Mr. Lesnik in retirement and thereafter he shall receive only the compensation that would be payable under the agreement upon his retirement. If Mr. Lesnik engages in competition against the Bank, then Bancorporation will not be required to make any further payments under the agreement.

CHANGE OF CONTROL AGREEMENTS.

     On September 2, 1997, the Bank and Bancorporation entered into change of control agreements with six executive officers, including Messrs. Boyle, Kenny and Perry. The agreements continue in effect through December 31, 1998; provided, however, that commencing on January 1, 1998 and each succeeding January 1 thereafter, the term of the agreements automatically are extended for one additional year, unless the Bank gives notice no later than September 30 of the preceding year that it does not wish to extend the Agreements.

     If, within three years after a change in control (as defined below) of the Bank, the Bank terminates the executive's employment other than by reason of the executive's death, disability, retirement, or for cause (as defined) or if the executive terminates his employment for good reason (as defined), the Bank will pay the executive a monthly salary for a period of twelve months at a rate of pay equal to the highest periodic rate of base pay paid to the executive during the twelve-month period immediately prior to the executive's termination. Additionally, the executive's retirement benefits will be supplemented to provide the executive with a total benefit approximating the benefits the executive would have received under all retirement plans in which the executive participates if the executive continued in the employ of the Bank for twelve months following the date of termination (or until retirement, if earlier) and been fully vested.

     A "change in control" generally is defined to take place when (a) a person or group (other than a Karp family member) becomes the beneficial owner, directly or indirectly, of 35% or more of the combined voting power of the Bank's or Bancorporation's outstanding securities, (b) during any period of two consecutive years during the term of the change of control agreement, individuals who were Directors of the Board as of the commencement date for the change of control agreement cease to represent a majority of the Board of Directors, (c) a merger, consolidation or similar transaction involving the Bank or Bancorporation occurs following which at least 33 1/3% of the combined voting power of the voting securities of the surviving corporation is held by persons who were not previously shareholders of the Bank or Bancorporation, or (d) a liquidation, sale or disposition of all or substantially all of the assets of the Bank or Bancorporation occurs.

COMPENSATION PURSUANT TO PLANS

     RETIREMENT PLAN. All regular full-time employees and part-time employees of Bancorporation and the Bank who have attained the age of 20 years and six months and who have worked at least 1,000 hours during a 12-month period are eligible for membership in the Bank's pension plan on the January 1st following the completion of six months' service. The pension plan provides for a specified annual pension payable upon retirement.

     The basis of calculation of benefits under the Plan is the average of the total compensation paid or accrued during the highest ten consecutive calendar years of service prior to the Normal Retirement Date (as defined below). The amount of annual pension pursuant to the plan will be 65% of compensation up to the Covered Compensation (as defined in the plan) plus 87.5% of the excess, prorated for less than 35 years of credited service.

     Normal Retirement Date is the date of the participant's 65th birthday. Early retirement may be taken after the participant reaches 50 years of age provided the participant has five years of vested service.

     The following table illustrates estimated annual benefits payable to a participant upon reaching normal retirement age in 1998 for specified final average compensation and years of benefit service classifications. These plan benefits are in addition to Social Security benefits.

                    Estimated Annual Benefit for Representative
Final Average                 Years of Benefit Service
Compensation        15        20        25        30        35

$ 25,000       $ 6,964   $ 9,286   $11,607   $ 13,929  $ 16,250
  50,000        15,748    20,998    26,247     31,497    36,746
  75,000        25,123    33,498    41,872     50,247    58,621
 100,000        34,498    45,998    57,497     68,997    80,496
 125,000        43,873    58,498    73,122     87,747   102,371
 150,000        53,248    70,998    88,747    106,497   124,246
 160,000        56,998    75,998    94,997    113,997   132,996

     Regulations of the Internal Revenue Service provide that the maximum benefit permitted to be paid under a defined benefit plan in 1998 is $130,000 to participants with ten or more years of participation. The minimum annual pension for a participant shall be the accrued retirement pension under the retirement plan as of December 31, 1988. Benefits under the pension plan are payable in a variety of ways, and in each case benefits are computed by the actuarial method.

     As of January 1, 1998, the estimated credited years of service under the retirement plan for each of the individuals named in the summary compensation table is as follows: Mr. Karp, 16 years; Mr. Dorman, 5 years; Mr. Perry, 23 years; Mr. Kenny, 6 years; and Mr. Boyle, 9 years.

     INCENTIVE COMPENSATION PLANS. The Bank provides short-term and longer-term incentive bonus programs for its officers. Each of the participants in the incentive bonus programs are assigned to one of three bonus tiers, which assignments are made primarily according to job category. Tier one consists of the Chief Executive Officer and the President, tier two consists of seven senior officers of the Bank, and tier three consists of the remaining officers of the Bank (77 officers in 1997). For 1997, $598,225 was paid under the Bank's incentive bonus programs. The following information is provided regarding the Bank's incentive bonus programs:

     Management Incentive Plan.  The Bank has established a
Management Incentive Plan (the "Incentive Plan") providing annual awards to participants for the achievement of corporate, functional area or departmental and individual performance objectives. Threshold, target and maximum levels of awards are established at the beginning of each year, and no awards are paid if the threshold is not met. Each participant's target bonus is expressed as a percentage of his or her base salary, dependent on responsibility and function. The target award is 45% of base salary in the case of the Chief Executive Officer, and ranges from 25% to 37.5% of base salary in the case of the President and senior officers. The target bonus for tier three participants is 6% of base salary. Earned awards may range from 0% to 150% of the target award. All awards are paid in cash, and the participants must be actively employed at the end of the plan year to be eligible to receive an award. For 1997, a total of $598,225 was paid among all participants in the Incentive Plan, including $183,800 to tier one participants, $191,900 to tier two participants and $222,525 to tier three participants. Bonuses paid to executive officers under the Incentive Plan for 1997 are detailed in the Summary Compensation Table under the heading
"Executive Compensation" above.

     Long-Term Capital Accumulation Plan. The Bank has established a Long-Term Capital Accumulation Plan (the "Capital Accumulation Plan") providing bonus awards to participants for the achievement of corporate objectives relating to the Bank's growth and profitability. Participation in the Capital Accumulation Plan is limited to officers in tiers one and two of the Bank's incentive bonus program. Awards under the plan are specified at the beginning of each of three consecutive three-year performance periods and earned at the end of each such period if the performance objectives set by the Plan Administrators at the beginning of the performance period are achieved. The achievement of performance objectives is measured against increases in shareholder value over each performance period (as indicated by return on equity and the Bank's efficiency ratio). The awards for each performance period that tier one and tier two participants are eligible to receive will be equal to 100% and 70%, respectively, of the participant's base salary in effect at the beginning of the performance period. Payment of any awards will be made 60% in Bancorporation common stock and 40% in cash. The aggregate number of shares of the Company that may be awarded under the Capital Accumulation Plan is limited to 400,000 shares. The Company currently intends to register these shares on Form S-8 under the Securities Act of 1933 and any applicable state securities laws. The initial performance period commenced January 1, 1996 and will conclude December 31, 1998. No awards were paid out under the Capital Accumulation Plan during 1997.

     STOCK OPTION PLANS. Bancorporation currently has five stock option plans: (1) the Incentive Stock Option Plan (the "1987 ISO Plan"); (2) the 1993 Broad National Incentive Stock Option Plan (the "1993 ISO Plan"); (3) the 1993 Broad National Directors Non-Statutory Stock Option Plan (the "1993 Directors Plan); (4) the 1996 Broad National Bancorporation Incentive Stock Option Plan (the "1996 ISO Plan"); and (5) the 1996 Broad National Bancorporation Directors Non-Statutory Stock Option Plan (the "1996 Directors Plan).

     The 1987 ISO Plan expired April 16, 1996, although the outstanding options under the Plan remain in effect. Options exercisable with respect to 9,690 shares (subject to adjustment for any change in the capital structure of Bancorporation) that were granted prior to April 16, 1996 remain outstanding and exercisable until their expiration dates. No additional options may be granted under this Plan.

     No options were granted under the 1987 ISO Plan in 1997.
During 1997, 27,896 options were exercised under the 1987 ISO
Plan.

     Under the 1996 ISO Plan and the 1993 ISO Plan, options may be granted for a maximum of 210,000 shares and 242,550 shares, respectively (subject to adjustment for any change in the capital structure of Bancorporation), of Common Stock to employees of Bancorporation or its subsidiaries. Grants of options under both the 1996 ISO Plan and the 1993 ISO Plan may be made only to employees who possess no more than 10% of the combined voting power of all classes of stock of Bancorporation, unless the option exercise price is at least 110% of the stock's market value and the option expires five years from the date of grant. The aggregate fair market value of shares of Common Stock for which an employee may be granted options under the 1996 ISO Plan and the 1993 ISO Plan in any calendar year has no limit.
However, the aggregate fair market value (determined at the time the options are granted) of shares of Common Stock with respect to which incentive stock options are exercisable for the first time by such individual during any calendar year under either ISO Plan (and under any other plan of the employer corporation, its parent or its subsidiaries) cannot exceed $100,000. To the extent such fair market value exceeds $100,000 during any calendar year, amounts in excess of $100,000 are treated as nonqualified stock options.

     The 1996 ISO Plan and the 1993 ISO Plan are administered by a committee of Bancorporation's Board of Directors composed of non-employee directors who advise the Board in matters such as selection of the individuals to whom options shall be granted, determination of the number of shares and share price under each option, and other similar questions of plan administration.
Options are granted to those participants who, in the sole discretion of the committee, have made material contributions in the past, or are expected to make material contributions in the future, to the success of Bancorporation and its subsidiaries.
The option exercise period for options granted under the 1996 ISO
Plan and the 1993 ISO Plan is established by the committee, and the maximum period during which an option is exercisable is ten years from the date that it is granted. An option may be exercised upon payment in full of the option exercise price in cash or in other shares of Common Stock. The exercise price for purchase of shares under an option granted under the 1996 ISO
Plan and the 1993 ISO Plan is determined by the committee, but cannot be less than 100% of the fair market value of the shares on the date the option is granted.

     At the December 18, 1997 meeting of the Board of Directors, the Board approved the grant of options under the 1996 ISO Plan to individuals named in the summary compensation table as follows: Mr. Karp, 15,000 options; Mr. Dorman, 8,846 options; Mr. Perry, Jr., 4,000 options; Mr. Kenny, 4,000 options; and
Mr. Boyle, 4,000 options. In addition, at that meeting the Board approved the grant of options under the 1993 ISO Plan to such individuals as follows: Mr. Karp 0 options; Mr. Dorman 1,154 options; Mr. Perry, Jr. 1,000 options; Mr. Kenny 1,000 options; and Mr. Boyle 1,000 options. No options were exercised under the 1996 ISO Plan in 1997. During 1997, 22,317 options were exercised under the 1993 ISO Plan.

     Under the 1996 Directors Plan and the 1993 Directors Plan, options may be granted for a maximum of 78,750 shares and 90,956 shares, respectively (subject to adjustment for any change in the capital structure of Bancorporation), of Common Stock to directors of Bancorporation. The 1996 Directors Plan provides for the automatic grants of options to purchase shares of Common Stock to directors of Bancorporation serving as such on the date of each annual meeting of the Board held following the annual meeting of shareholders. The 1993 Directors Plan provides for the automatic grants of options to purchase shares of Common Stock to directors of Bancorporation serving as such on the date the 1993 Directors Plan was adopted by the Board of Directors and for directors of Bancorporation serving as such on the date of each annual meeting of the Board held following the annual meeting of shareholders. The number of options granted to each director of Bancorporation serving as such on the date the 1993 Directors Plan was adopted by the Board of Directors was determined on the basis of the respective director's length of service on Bancorporation's Board of Directors in accordance with a schedule provided in the 1993 Directors Plan. Both the 1996 Directors Plan and the 1993 Directors Plan provides for the grant of options to purchase 500 shares of Common Stock to each person serving as a director of Bancorporation on the date of each annual meeting of the Board of Directors held following the annual meeting of Bancorporation's shareholders (regardless of whether such person was also serving as a director of Bancorporation on the date the respective Plan was adopted). Neither Bancorporation's Board of Directors nor any committee thereof had or will have any discretion under the 1996 Directors Plan or the 1993 Directors Plan to determine the selection of the directors to whom options were granted, the frequency of option grants, the number of shares of Common Stock subject to an option, or the terms and conditions of the options.

     Each option granted under the 1996 Directors Plan and the 1993 Directors Plan will become exercisable upon the later of (i) the expiration of two years from the date on which such option was granted or (ii) the date on which Bancorporation shall have paid a cash dividend with respect to its Common Stock in each of two consecutive calendar years during the term of such option.

     Subject to the conditions and limitations of the 1996 Directors Plan and the 1993 Directors Plan, the period during which each option granted under these Plans may be exercised is ten years from the date on which such option was granted.

     The exercise price at which shares of Common Stock may be purchased under an option granted pursuant to the 1996 Directors Plan and the 1993 Directors Plan cannot be less than 100% of the fair market value of such shares on the date that the option was granted. The fair market value of shares of Common Stock for purposes of the 1996 Directors Plan and the 1993 Directors Plan is determined by a fixed formula established by the Plan.

     Pursuant to the 1993 Directors Plan, Mr. Karp and Mr. Dorman each received 525 (adjusted for the 5% stock dividend declared December 18, 1997) options on April 17, 1997. During 1997, 1,212 options were exercised under the 1993 Directors Plan. Pursuant to the 1996 Directors Plan, Mr. Karp and Mr. Dorman each received 525 (adjusted for the 5% stock dividend declared December 18, 1997) options on April 17, 1997.

     401(K) PLAN. During 1989 the Bank implemented a 401(k) Plan providing several tax-deferred investment opportunities to salaried employees of the Bank. Employees are eligible to enter the plan on the January 1 or July 1 following the date that they have attained age 20 1/2 years and have completed twelve months of service. Employees may contribute from 1% to 15% of their salary, subject to the Internal Revenue Code of 1986, as amended, limits on maximum annual contributions. The Bank will make a "matching" contribution equal to 50% of the employee's 401(k) contribution, subject to a maximum "match" of 4% of the employee's annual pay. Matching contributions are made only for participants who are still employed on December 31st and who completed 1,000 hours of service during the plan year. The employee's contribution is 100% vested and is distributable at death, retirement, or termination of employment. In addition, the plan also provides for early hardship withdrawals and loans. The Bank's matching contribution is 20% vested after one vesting year (a calendar year during which the employee completes 1,000 hours of service), plus 20% for each additional vesting year, and is 100% vested after five vesting years. Employees are automatically 100% vested if they have attained age 65. Employer matching contributions for all participants for 1997 totaled $114,565.
Employer matching contributions for 1997 for each of the individuals named in the Summary Compensation Table under "Executive Compensation" are as follows: Mr. Karp, $4,750;
Mr. Dorman, $4,750; Mr. Perry, Jr., $4,124; Mr. Kenny, $4,750;
and Mr. Boyle, $1,395.

     DEFERRED COMPENSATION PLAN. During 1996 the Bank implemented a Non-Qualified Deferred Compensation Plan (the "Deferred Compensation Plan") to provide the Bank's board of directors, the Chairman/Chief Executive Officer, the President/Chief Operating Officer and seven senior officers of the Bank with a means to defer receipt of director fees, salary, incentive bonuses, and/or other cash compensation to a future date. A participant may elect in any plan year to defer all or a portion of his/her compensation in one percent (1%) increments, whole one thousand dollar amounts, or an amount over a specified dollar amount. The length of the deferral period will be specified by the participant and is irrevocable. A participant also may elect either (i) to have interest accrued on deferred funds at an interest rate equal to the 90-day treasury bill rate or a similar type of financial instrument, or (ii) to have deferred amounts applied to a Rabbi Trust that will invest such deferred amounts under such investment policy or directive as the Bank, the participant, and the plan trustee of such Rabbi Trust shall approve. At the end of the specified deferral period, the deferred funds will be paid to the participant, his/her estate or beneficiary in the form of cash in ten annual installments, unless a lump sum payment was selected on the original election form. For 1997, the Bank made supplemental contributions of $88,447 for Mr. Karp and $20,191 for Mr. Dorman pursuant to the Deferred Compensation Plan. The Administrators of such Plan determined that such amounts were equal to the amounts that would have been contributed for the benefit of Messrs. Karp and Dorman under the Bank's retirement and 40l(k) plans in the absence of Internal Revenue Code provisions placing a ceiling on the amount of contributions which may be made for the benefit of any one participant.

COMPANY PERFORMANCE

     The following performance graph shows a comparison of cumulative total returns for the Company, the NASDAQ Stock Market (U.S. Companies) and the NASDAQ Bank Stocks for the period from December 31, 1992, through December 31, 1997. The cumulative total return on investment for each of the periods for the Company, the NASDAQ Stock Market (U.S. Companies) and the NASDAQ Bank Stocks is based on the stock price or index at December 31, 1992. The performance graph assumes that the value of an investment in the Company's Common Stock and each index was $100 at December 31, 1992 and that all dividends were reinvested. The information presented in the performance graph is historical in nature and is not intended to represent or guarantee future returns.

              COMPARISON OF CUMULATIVE TOTAL RETURNS
              (Bancorporation, NASDAQ, NASDAQ Banks)

     The comparison of cumulative total returns presented in the above graph was plotted using the following index values and Common Stock price values:

                               12/31/92     12/31/93    12/30/94

Broad National Bancorporation   $100.00      $121.74    $117.24
NASDAQ Stock Market             $100.00      $114.80    $112.21
   (U.S. Companies)
NASDAQ Bank Stocks              $100.00      $114.04    $113.63

                               12/29/95     12/31/96    12/31/97

Broad National Bancorporation  $180.92      $254.29     $548.95
NASDAQ Stock Market            $158.70      $195.19     $239.53
   (U.S. Companies)
NASDAQ Bank Stocks             $169.22      $223.41     $377.44


             TRANSACTIONS WITH MANAGEMENT AND OTHERS

     During 1997 the Bank made loans to certain officers and directors of Bancorporation and the Bank and to certain firms and corporations in which various directors have interests. Each of such loans are believed to have been made to such directors or officers or to such firms or corporations in the ordinary course of business, on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other persons, and did not involve more than the normal risk of collectibility or present other unfavorable features.

     Effective September 14, 1994, Mr. Henry D. Hayman elected to take early retirement from his position as Senior Vice President with the Bank. In recognition of his years of service to the Bank, the Bank has agreed to continue Mr. Hayman's medical/dental coverage through 1997, subject to Mr. Hayman making his premium contribution. The Bank also will continue to pay the annual premium in the amount of $9,010 for Mr. Hayman's split-dollar life insurance policy until it is paid in full.

            OWNERSHIP OF BANCORPORATION CAPITAL STOCK

     The following table sets forth certain information, as of January 31, 1998, relating to the beneficial ownership of Bancorporation's Common Stock by each person known to the Board of Directors to own beneficially 5% or more of Bancorporation's stock, by each director of Bancorporation, by each officer named in the Summary Compensation Table under "Executive Compensation and Other Information -- Executive Compensation" and by all directors and officers of Bancorporation as a group. All information with respect to beneficial ownership has been furnished by the respective directors, officers or 5% or more shareholders, as the case may be. Except as otherwise indicated, each beneficial owner listed has sole voting and investment power with respect to the shares of Common Stock reported.

                              Amount and
                              Nature of           Percentage of
     Name                     Beneficial              Shares
                              Ownership/1/        Outstanding/1/

Harriet M. Alpert /2/            661,502              14.1%
  360 East 72nd Street
  New York, New York

James Boyle /3/                   10,315                *

Licinio Cruz /4//5/               23,342                *

John A. Dorman /4//6/             61,296               1.3

Arthur Fischman /4//7/            24,668                *

John J. Iannuzzi /4//8/           15,124                *

Donald M. Karp /4//9/          1,129,799              23.9
  18 Shawnee Road
  Short Hills, New Jersey

Peter Kenny /10/                  13,224                *

James J. Lazarus /4//11/          26,116                *

Edward J. Lenihan /4//12/         27,837                *

Stanley J. Lesnik /4//13/         33,105                *

Catherine McFarland /4//14/        4,763                *

Louis J. Owen /4//15/             17,030                *

Fred Perry, Jr. /16/              20,057                *

A. Harold Schwartz /4//17/        57,256               1.2

Hubert Williams /4//18/           24,615                *

All directors and officers
  as a group (27 persons)/19/  1,527,015              31.4

___________

*    Less than one percent

/1/ Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission which generally attribute beneficial ownership of securities to persons who possess sole or shared voting power and/or investment power with respect to those securities. Unless otherwise indicated, the persons or entities identified in this table have sole voting and investment power with respect to all shares shown as beneficially owned by them. Percentage ownership calculations are based on 4,707,321 shares of Common Stock outstanding.

/2/ Includes 656,854 shares of Common Stock as to which Ms. Alpert has shared voting and investment power with Donald M. Karp;
     and 4,648 shares of Common Stock beneficially owned by Ms. Alpert's husband and as to which Ms. Alpert disclaims beneficial ownership.

/3/  Treasurer of Bancorporation and Senior Vice President of the
     Bank. Includes 9,655 shares of Common Stock subject to immediately exercisable options.

/4/  Director of Bancorporation and of Bank.

/5/ Includes 7,246 shares of Common Stock subject to an immediately exercisable option; 4,903 shares of Common Stock held by Mr. Cruz individually; and 11,193 shares of Common
     Stock held by him as custodian for his children.

/6/ Includes 23,086 shares of Common Stock subject to an immediately exercisable option, 7,716 shares of Common Stock held by Mr. Dorman jointly with his wife and as to which he has shared voting and investment power; 15,004 shares of Common Stock held by Mr. Dorman individually; and 15,490 shares of Common Stock owned by Mr. Dorman's wife.

/7/ Includes 7,246 shares of Common Stock subject to an immediately exercisable option; 14,965 shares of Common Stock held by Mr. Fischman individually; and 2,457 shares of Common Stock beneficially owned by Mr. Fischman's wife and as to which Mr. Fischman disclaims beneficial ownership.

/8/ Includes 4,821 shares of Common Stock subject to an immediately exercisable option; 3,558 shares of Common Stock held by Mr. Iannuzzi jointly with his wife and as to which Mr. Iannuzzi has shared voting and investment power; 3,952 shares of Common Stock held by Mr. Iannuzzi individually; 174 shares of Common Stock held by him as trustee of a trust for the benefit of his grandsons; and 2,619 shares of Common Stock held by Mr. Iannuzzi's wife.

/9/ Includes 22,206 shares of Common Stock subject to immediately exercisable options. Also includes 277,656 shares of Common
     Stock held by Mr. Karp individually; 50,428 shares of Common
     Stock held by Mr. Karp for the benefit of his children, and 3,008 shares of Common Stock held by Mr. Karp as agent for Harriet M. Alpert. The number of shares reported for Mr. Karp also includes 656,854 shares of Common Stock held by Ms.
     Alpert, as to which Mr. Karp shares voting and investment power. The number of shares reported for Mr. Karp includes 119,647 shares of Common Stock owned by Mr. Karp's wife, as to which Mr. Karp disclaims beneficial ownership.

/10/ Senior Vice President of the Bank.  Includes 8,605 shares of
     Common Stock subject to an immediately exercisable option, 3,181 shares of Common Stock held by Mr. Kenny individually; and 120 shares of Common Stock held by Mr. Kenny jointly with his minor son and as to which he has shared voting and investment power. Also includes 1,100 shares of Common Stock held Mr. Kenny's wife and 218 shares of Common Stock held by Mr. Kenny's wife jointly with his two minor children, as to which 1,318 shares of Common Stock Mr. Kenny disclaims beneficial ownership.

/11/ Includes 6,034 shares of Common Stock subject to an immediately exercisable option, and 20,082 shares of Common
     Stock.

/12/ Includes 7,246 shares of Common Stock subject to an immediately exercisable option.

/13/ Includes 8,459 shares of Common Stock subject to an immediately exercisable option; 20,381 shares of Common Stock held individually by Mr. Lesnik; and 4,265 shares of Common
     Stock beneficially owned by Mr. Lesnik's wife, as to which Mr. Lesnik disclaims beneficial ownership.

/14/ Includes 1,183 shares of Common Stock subject to an immediately exercisable option and 1,155 shares of Common
     Stock held by Ms. McFarland's husband.

/15/ Includes 7,246 shares of Common Stock subject to an immediately exercisable option. Mr. Owen has sole voting and investment power with respect to 4,410 shares of Common Stock held by him individually and shared voting and investment power with respect to 5,374 shares of Common Stock held jointly with his wife.

/16/ Senior Vice President of the Bank. Shares beneficially owned by Mr. Perry, Jr. include 8,685 shares of Common Stock subject to an immediately exercisable option and 11,372 shares of Common Stock held by Mr. Perry, Jr. jointly with his wife and as to which he has shared voting and investment power.

/17/ Includes 6,034 shares of Common Stock subject to an immediately exercisable option.

/18/ Includes 4,821 shares of Common Stock subject to an immediately exercisable option; 6,547 shares of Common Stock held by Mr. Williams individually; 660 shares of Common Stock held by him jointly with his wife and as to which he has shared voting and investment power; 1,436 shares of Common Stock held by him as trustee for the benefit of his son; 7,845 shares of Common Stock held by Mr. Williams jointly with his brother and as to which he has shared voting and investment power; and 3,306 shares of Common Stock held by Mr. Williams' wife.

/19/ Includes 159,944 shares of Common Stock subject to immediately exercisable options.

                              ITEM 2

     RATIFICATION OF SELECTION OF INDEPENDENT PUBLIC ACCOUNTANTS

     The Board of Directors, upon recommendation of the Board's Audit Committee, has selected the independent certified public accounting firm of KPMG Peat Marwick LLP as Bancorporation's independent auditors to audit the books, records and accounts of the Company for the year ending December 31, 1998. Shareholders will have an opportunity to vote at the Annual Meeting on whether to ratify the Board's decision in this regard.

     A representative of KPMG Peat Marwick LLP is expected to be present at the Annual Meeting. Such representative will have an opportunity to make a statement if he or she desires to do so and will be available to respond to appropriate questions.

     Submission of the selection of the independent auditors to the shareholders for ratification will not limit the authority of the Board of Directors to appoint another independent certified public accounting firm to serve as independent auditors if the present auditors resign or their engagement otherwise is terminated. If the shareholders do not ratify the selection of KPMG Peat Marwick LLP at the Annual Meeting, the Company intends to call a special meeting of shareholders to be held as soon as practicable after the Annual Meeting to ratify the selection of another independent certified public accounting firm as independent auditors for the Company.

     THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE FOR APPROVAL
OF THE SELECTION OF KPMG PEAT MARWICK LLP.

     SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     Section 16(a) of the Exchange Act requires Bancorporation's directors and executive officers, and persons who own more than 10% of a class of Bancorporation's equity securities, to file with the Securities and Exchange Commission initial reports of ownership and reports of changes in ownership in Bancorporation common stock and other equity securities. Securities and Exchange Commission regulations require directors, executive officers and greater than 10% shareholders to furnish Bancorporation with copies of all
Section 16(a) reports they file.

     To Bancorporation's knowledge, based solely on review of the copies of such reports furnished to Bancorporation and written representations that no other reports were required, during the year ended December 31, 1997, all Section 16(a) filing requirements applicable to its directors, executive officers, greater than 10% shareholders were complied with, except that Messrs. Cruz, Dorman, Fischman, Iannuzzi, Karp, Lazarus, Lenihan, Lesnik, Owen, Schwartz, and Williams, Ms. McFarland, Messrs. Boyle, Campo, Kenny and Perry and Ms. Rogoff each failed to timely file a statement of changes in beneficial ownership on Form 4 with respect to one transaction in which stock options were granted.

                  OTHER BUSINESS OF THE MEETING

     The Board of Directors is not aware of, and does not intend to present, any matter for action at the Annual Meeting other than those referred to in this Proxy Statement. If, however, any other matter properly comes before the Annual Meeting or any adjournment, it is intended that the holders of the proxies solicited by the Board of Directors will vote on such matters in their discretion in accordance with their best judgment.

                          ANNUAL REPORT

     Bancorporation's Annual Report to Shareholders, containing financial statements for the year ended December 31, 1997, is being mailed with this Proxy Statement to all shareholders entitled to vote at the Annual Meeting. Such Annual Report is not to be regarded as proxy solicitation material.

     A COPY OF BANCORPORATION'S ANNUAL REPORT ON FORM 10-K FOR THE YEAR ENDED DECEMBER 31, 1997 (THE "FORM 10-K"), EXCLUDING EXHIBITS, WILL BE FURNISHED WITHOUT CHARGE TO ANY SHAREHOLDER OF RECORD AS OF MARCH 6, 1998 AS SOON AS IT IS AVAILABLE, UPON WRITTEN REQUEST TO JAMES BOYLE, BROAD NATIONAL BANCORPORATION, 905 BROAD STREET, NEWARK, NEW JERSEY 07102. Bancorporation will provide a copy of any exhibit to the Form 10-K to any such person upon written request and the payment of Bancorporation's reasonable expenses in furnishing such exhibits.

          SHAREHOLDER PROPOSALS FOR 1999 ANNUAL MEETING

     It is presently anticipated that the 1999 Annual Meeting of Shareholders will be held on April 15, 1999. Shareholder proposals intended for inclusion in the proxy statement for the 1999 Annual
Meeting of Shareholders must be received at the Company's offices, located at 905 Broad Street, Newark, New Jersey 07102, within a reasonable time before the solicitation with respect to the meeting is made, but in no event later than November 25, 1998. Such proposals must also comply with the other requirements of the proxy solicitation rules of the Securities and Exchange Commission.
Shareholder proposals should be addressed to the attention of the Secretary of Bancorporation.

                         By Order of the Board of Directors


                         /s/ Donald M. Karp
                         Donald M. Karp
                         Chairman of the Board and
                         Chief Executive Officer
March 25, 1998
Newark, New Jersey

                        APPENDIX -- PROXY

                              PROXY
               1998 ANNUAL MEETING OF SHAREHOLDERS

                  BROAD NATIONAL BANCORPORATION
                         905 Broad Street
                         Newark, NJ 07102

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned hereby constitutes and appoints Peter Kenny, Richard Saitta and Fred S. Campo, and each of them, jointly and severally, as proxies of the undersigned, with full power of substitution, to vote all of the shares of common stock of Broad National Bancorporation (the "Corporation") standing in the name of the undersigned as of the close of business on March 6, 1998 and which the undersigned is entitled to vote, and hereby grants discretionary authority to cumulate the undersigned's votes in the election by the holders of common stock of directors for any nominee other than a nominee as to which the undersigned has withheld authority to vote (the authorization to cumulate votes may be withheld by lining through or otherwise striking out the words following the preceding comma), at the annual meeting of the shareholders of the Corporation to be held April 16, 1998 and at any adjournment or adjournments thereof, as fully and with the same effect as the undersigned might or could do if present in person, with respect to the following matters, all as set forth in the Notice of Annual Meeting of Shareholders and Proxy Statement, dated March 25, 1998:

(1) Election of twelve directors to hold office for a term expiring at the 1999 Annual Meeting of Shareholders of the Corporation.

               ____ FOR all nominees listed below (except as
                    marked to
                    the contrary below)

               ____ WITHHOLD AUTHORITY to vote for all nominees
                    listed below

     INSTRUCTION:   TO WITHHOLD AUTHORITY TO VOTE FOR ANY
                    INDIVIDUAL NOMINEE, STRIKE A LINE THROUGH THE
                    NOMINEE'S NAME BELOW:

     NOMINEES:      Licinio Cruz; John A. Dorman; Arthur
                    Fischman; John J. Iannuzzi; Donald M. Karp;
                    James J. Lazarus; Edward J. Lenihan; Stanley
                    J. Lesnik; Catherine McFarland; Louis J.
                    Owen; A. Harold Schwartz; Hubert Williams.

(2)  Ratification of the selection of the accounting firm of KPMG
     Peat Marwick LLP as
     the Corporation's independent auditors for the year ending
     December 31, 1998.

     ____ FOR            ____ AGAINST             ____ ABSTAIN

In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting.

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED SHAREHOLDER(S). IF NO DIRECTION IS MADE, THE SHARES REPRESENTED HEREBY SHALL BE VOTED FOR THE PROPOSALS SPECIFICALLY SET FORTH ABOVE. THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS AND MAY BE REVOKED PRIOR TO ITS EXERCISE.

Please sign exactly as your name appears on stock certificates(s). Where stock is issued in two or more names, all should sign. If signing as attorney, executor, administrator, trustee or guardian, give full title as such. A corporation should sign by an authorized officer and affix seal. A partnership should sign in partnership name by authorized person.

          PLEASE MARK, SIGN, DATE AND RETURN THIS
          PROXY CARD PROMPTLY USING THE ENCLOSED
          POSTAGE PREPAID ENVELOPE.

          Dated:    _______________________________________, 1998

          Signature: ___________________________________________

          Signature: ___________________________________________
                         (If held jointly)

          ____      STOP ANNUAL REPORT MAILINGS
                    TO THIS SHAREHOLDER SINCE
                    DUPLICATE COPIES NOW COME TO
                    THIS ADDRESS



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